Exhibit 10.10
LoopNet, Inc.
2008 Bonus Plan
1. Purpose
The LoopNet, Inc. 2008 Bonus Plan (the “Plan”) is intended to: (i) enhance stockholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the business objectives of LoopNet, Inc. (the “Company”); and (iii) promote retention of participating employees.
2. Effective Date
The Plan is effective for the Company’s 2008 fiscal year beginning January 1, 2008 through December 31, 2008 (the “Plan Year”). The Plan is limited in time and will expire automatically on December 31, 2008 (the “Expiration Date”). The Plan also supersedes all prior bonus or commission incentive plans with respect to the eligible employees (as set forth in Section 4) or any written or verbal representations regarding the subject matter of the Plan.
3. Administration
(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees are eligible to participate in the Plan, (ii) prescribe the terms and conditions of the Plan bonuses hereunder (as further defined in Section 6 below, the “Bonuses”), (iii) determine the extent of the achievement of the Bonuses, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (v) interpret, amend or revoke any such rules. The Company’s Chief Executive Officer will be responsible for implementing the Plan.
(b)	All determinations and decisions made by the Compensation Committee, the Board, and any delegate of the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
(c)	The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
(d)	The Company shall provide a copy of the Plan to each Participant (as defined in Section 4 below) and will communicate individually with each Participant regarding his or her level of participation in the Plan.

4. Eligibility
Each of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Senior Vice President, Strategy and Corporate Development, and Chief Technology Officer or other employee designated by the Compensation Committee of the Company may be eligible to participate in this Plan, provided he or she is designated by the Compensation Committee as a participant and the Compensation Committee has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:
(a)	is a full-time regular employee of the Company as of the last day of the Plan Year;
(b)	has not entered into an agreement relating to termination of his or her employment with the Company (other than an employment agreement or offer letter, change of control agreement, or equity compensation agreement that provides for certain benefits in connection with the Participant’s future termination of employment); and
(c)	is not subject to disciplinary actions, is in good standing with the Company and is not subject to a performance improvement plan.
5. Performance Measures
In general, Bonuses will be based upon the achievement of a combination of financial metrics, such as revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); net income; and business objectives, including without limitation individual performance objectives (each type of performance objective, a “Performance Objective”). Revenue, EBITDA and net income shall be measured in accordance with generally accepted accounting principles. The Compensation Committee will determine the target Performance Objectives, and Participants will be provided with a summary of the target Performance Objectives.
6. Bonus Metrics
(a)	Each Participant will be eligible for payment of a Bonus equal to a percentage of Participant’s Base Salary (as defined below) (“Bonus Percentage”) based primarily on the level of achievement of the Performance Objectives.
(b)	Base salary is the Participant’s base salary actually paid to the Participant for the Plan Year (“Base Salary”); provided that if a Participant has a paid leave of absence of any length during the Plan Year, the salary paid to the Participant during such leave of absence will not be included in Base Salary. Nothing in the Plan, or arising as a result of a Participant’s participation in the Plan, shall prevent the Company from changing a Participant’s Base Salary at any time based on such factors as the Company shall in its discretion determine appropriate.
(c)	Bonus Percentages are a percentage of Base Salary determined by the Compensation Committee according to such factors as the Compensation Committee, in its sole discretion, deems appropriate, including achievement of the Performance Objectives at target or at a level above target, individual Participant performance, competitive market data and historical Company compensation. Bonus Percentages for the Participants are as follows:
•	Chief Executive Officer: 30% of Base Salary at target achievement of the Performance Objectives, up to 80% of Base Salary

•	President and Chief Operating Officer: 30% of Base Salary at target achievement of the Performance Objectives, up to 80% of Base Salary

•	Chief Financial Officer: 30% of Base Salary at target achievement of the Performance Objectives, up to 60% of Base Salary

•	Senior Vice President, Strategy and Corporate Development and Chief Technology Officer: 25% of Base Salary at target achievement of the Performance Objectives, up to 50% of Base Salary
(d)	Notwithstanding anything to the contrary contained herein, the Compensation Committee has the discretion to determine to pay less than the full amount (including to pay zero percent) of the Bonus to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Compensation Committee determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the Plan Year, as a result of which it would be against the best interests of the Company and its stockholders to pay all or any portion of such Bonus).
(e)	Bonuses shall be unsecured, unfunded obligations of the Company. All Bonuses shall be paid in cash from the general assets of the Company. To the extent they have any rights under the Plan, Participants’ rights shall be those of general unsecured creditors of the Company.
(d)	In the event Participant’s employment with the Company terminates for any reason prior to the last day of the Plan Year, including without limitation as a result of a Participant’s death, his or her participation in the Plan will cease and the Participant shall be entitled to no payment under this Plan.
7. Timing and Form of Payment of Bonuses
Subject to the terms and conditions of the Plan, Bonuses shall be paid as soon as practicable after completion of the Company year-end audit for the Plan Year; provided however that any amount of Bonus earned with respect to the Plan Year shall be paid on or before March 15, 2009.
8. Plan Changes; No Entitlement

The Compensation Committee may at any time amend, suspend, or terminate the Plan, including may amend any aspect of the Bonuses and may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provision of Internal Revenue Code Section 409A(a)(1)(B). Nothing in the Plan is intended to create an entitlement to any employee for any incentive payment hereunder.
9. General Provisions
(a)	Tax Withholding. The Company shall withhold all applicable taxes from any Bonus, including any federal, state and local taxes.
(b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.
(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
(d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
(f)	Entire Agreement. The Plan, and any resolutions of the Compensation Committee of the Board adopting the Plan, is the entire understanding between the Company and the employee regarding the subject matter of the Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with the Company or any written or verbal representations regarding the subject matter of the Plan. Participation in the Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under the Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

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